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                                  EXHIBIT 99.3




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    BANKERS TRUST COMPANY

                                     SECURED
                                 PROMISSORY NOTE

    US $80,000,000                                          February 7, 1998

    FOR VALUE RECEIVED, the Estate of Bob J. Magness (the "Borrower") hereby promises to pay to the order of Bankers Trust Company (the "Bank") at its office located at 280 Park Avenue, New York, NY 10017 or such other office as Bank shall notify Borrower the principal sum of Eighty Million U.S. Dollars (the "Maximum Amount") or, if less, the then outstanding and unpaid principal amount of the Loan on February 9, 1999 (as such date may be extended pursuant to Section 2.1 (b) hereof, the "Maturity Date) subject, however to the provisions of Section 11 hereof. Borrower further promises to pay interest on the unpaid principal amount of the Loan from time to time outstanding until paid in full at the interest rates, at the times and in the manner provided for below.

    Section 1. Definitions. As used herein, the following terms shall have the following meanings:

    "Affiliate" means, as to any entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with such entity or is a general partner, director or executive officer of such entity. Without limiting the foregoing, the term "control" (including the term "controlling," "controlled by" and "under common control with") of an entity includes the possession, direct or indirect, of the power (whether or not exercised) (i) to vote 25% or more of the securities or other interests having ordinary voting power, or (ii) to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or other interests, by contract or otherwise.

    "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, and with respect to Libor Rate Loans, a day on which the Eurodollar market is open.

    "Collateral" has the meaning given such term in the Pledge Agreement.

    "Conversion Limit" has the meaning given such term in Section 11 (a) hereof.

    "Default" means any event or condition which, with the passage of time, giving of notice, or both, would become an Event of Default.

    "Downgrade Date" has the meaning given such term in Section 11 (b) hereof.

    "Event of Default" has the meaning given such term in Section 10 hereof.

    "Interest Period" means the number of days specified by Borrower in a Notice of Rate Election for which all or a portion of the Loan shall bear interest based on the Libor Rate, as specified in such Notice.

    "Lending Office" means Bank's office at 280 Park Avenue, New York, New York 10017, Attention: The Private Bank, Ned Kane, Principal, or such other domestic or foreign office as Bank may designate in writing from time to time to Borrower.

    "Libor Rate" shall mean, with respect to each Interest Period pertaining to a Libor Rate Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M. London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Libor Rate" for the


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purposes hereof shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Bank and Borrower or, in the absence of such agreement, the "Libor Rate" for purposes hereof shall instead be the rate per annum equal to the rate at which Bank is offered Dollar deposits at or about 10:00 A.M., Now York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Libor Rate Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Libor Rate Loan to be outstanding during such Interest Period.

    "LIBOR Rate Loan" means that portion of the outstanding principal balance of the Loan bearing interest based on the LIBOR Rate.

    "Loan" means the aggregate amount of all advances outstanding at any one time, made by Bank to Borrower pursuant to and evidenced by this Note, which shall not, at any time, exceed the Maximum Amount.

    "Magness Call Agreement" has the meaning set forth in Section 2.5(a)(x).

    "Market Value" means the fair market value calculated on the basis of the closing price per share or other unit of the asset being valued as reported in The Wall Street Journal or on the last sale price as reported on the securities exchange or other market where the asset being valued is primarily traded. Market Value shall be determined and marked to marked on a daily basis.

    "Maturity Date" has the meaning set forth in the introduction of this Note.

    "Notice of Borrowing" has the meaning set forth in Section 2.2.

    "Notice of Rate Election" has the meaning set forth in Section 3.

    "Pledge Agreement" has the meaning set forth in Section 2.5(a)(vii).

    "Prime Rate" means the Prime lending rate as announced by Bank from time to time at its principal office as its Prime Lending Rate for domestic commercial loans which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the effective date of each change in the Prime Lending Rate announced by Bank at its principal office.

    "Prime Rate Loan" means that portion of the outstanding principal balance of the Loan bearing interest based on the Prime Rate.

    "Settlement Agreement" has the meaning set forth in Section 2.6.

    "Settlement Documents" means the Settlement Agreement and all other documents and agreements executed on or about the date thereof by Borrower in connection with the Settlement Agreement.

    "Stockholders' Agreement" has the meaning set forth in Section 2.5(a)(ix).

    33 ACT" means the Securities Act of 1933, as amended.

    "TCI" has the meaning set forth in Section 2.5(a)(ix) and shall include any successor.

    Section 2.1 The Loan

(a) This Note evidences advances that Bank shall make to Borrower from time to time pursuant to the terms hereof. Borrower may borrow and prepay (subject to Sections 4.6 and 5 hereof) all or any part of the Loan, and reborn same.

(b) Provided no Default or Event of Default has occurred and is continuing and provided further that Borrower requests, in writing, on a date not less than ninety (90) days prior to the Maturity Date, that the Maturity Date be extended for an additional 364-day period,


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then Bank agrees to consider in good faith the request for such extension and to advise Borrower, in writing, of Bank's decision. If Bank agrees to such extension, then the Maturity Date shall be extended for one (1) additional 364-day period subject to all of the other terms and conditions contained herein plus such terms and conditions as Bank may reasonably require. If Bank does not agree to such extension, Bank shall give written notice thereof to Borrower not less than sixty (60) days prior to the then-current Maturity Date, which shall nevertheless be extended for a period equal to ninety (90) days after the then-current Maturity Date, subject, however, to acceleration upon the occurrence of an Event of Default and to the provisions of Section 11 hereof.

    Section 2.2 Notice of Borrowing. Borrower shall give Bank, prior to 11:00 A.M. (New York City time), at least 3 Business Days prior written notice of each borrowing hereunder in the form of Exhibit A attached hereto (a "Notice of Borrowing"). Each Notice of Borrowing shall be irrevocable by Borrower, and shall specify the aggregate principal amount of the advances to be made (which shall not, when taken together with all then outstanding advances of the Loan, exceed the Maximum Amount, nor shall any single borrowing be less than $100,000 or, if greater, be other than in integral multiples of $100,000), the interest rate(s) applicable thereto, the date of borrowing (which shall be a Business
Day), and the first Interest Period therefor.

    Section 2.3 Payments. All payments hereunder for principal, interest and other amounts shall be made in U. S. dollars and in immediately available funds, to the Lending Office no later than 12:00 noon New York City time on the date when due. Borrower's obligation to pay all amounts due hereunder in U.S. dollars shall not be discharged or satisfied by any tender or recovery pursuant to a judgment, which is expressed in or converted into any currency other than U.S. dollars, except to the extent that such tender or recovery shall result in the actual receipt by Bank at the Lending Office of the full amount of U.S. dollars payable in respect of such amounts. Borrower agrees that its obligation to make payments in U.S. dollars shall be enforceable as a separate cause of action if the amount received by Bank shall fall short of the full amount of U.S. dollars expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder. The provisions of this Section 2.2 shall survive repayment of the Loan and cancellation of this Note. Without otherwise limiting Borrower's obligations under this Note, Borrower authorizes Bank to deduct all interest payments due hereunder by automatic debit on the due date from any account established with Bank in the name of Borrower.

    Section 2.4 Notations. At the time of the making of each advance, and upon each payment of principal and interest on the Loan. Bank is authorized to note on the Schedule attached hereto or on any internal records of Bank, the amount of the advance or payment, as the case may be, provided that the failure to make any such notation shall not limit or affect Borrower's obligations hereunder to pay all amounts owing hereunder as and when same become due.

    Section 2.5 Conditions of Loan.

(a) Prior to the initial drawing of the Loan hereunder, Borrower shall deliver to Bank: (I) financial statements of Borrower, including a balance sheet and statement of earnings for the immediately preceding fiscal year compiled by a public accountant of recognized standing; (ii) Borrower's tax returns for the most recent tax year and/or other information with respect to Borrower's tax liability as may reasonably be requested by Bank; (iii) a Notice of Borrowing;
(iv) an opinion of Baker & Hostetler, in form and substance reasonably satisfactory to Bank and its counsel; (v) Form U-1 properly executed and completed; (vi) stock certificates representing the shares pledged to Bank under the Pledge Agreement, properly endorsed in blank and accompanied by the appropriate stock power and/or power of attorney; (vii) Borrower Pledge and Security Agreement dated as of even date herewith, whereby Borrower pledges as collateral certain marketable securities it holds in an account specified therein with Bank (as it


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may be amended, the "Pledge Agreement'); (viii) properly completed and executed
Form UCC-1's ready for filing in the appropriate governmental offices in New York and Colorado; (ix) copy of the Stockholders' Agreement, dated on or about the date hereof, by and among Borrower, John Malone, Leslie Malone, Tele-Communications, Inc. ("TCI"), Gary Magness, Kim Magness and the Estate of Betsy Magness (the "Stockholders' Agreement"); (x) A copy of the Magness Call Agreement, dated on or about the date hereof, by and among TCI, Borrower, Kim Magness, Gary Magness and the Estate of Betsy Magness (the "Magness Call Agreement"); (xi) the letter agreement, dated on or about the date hereof, by and among Bank and all the parties to the Stockholder's Agreement; (xii) a copy of the voiding order that shall have been filed in the District Court, County of Arapaho, State of Colorado, relating to the June 16, 1997 transactions referred to therein; (xiii) copies of the Settlement Documents; (xiv) copies of the Letters Testamentary or appropriate court orders evidencing the current successor personal representatives of Borrower, duly certified by the court or other appropriate person, as Bank shall reasonably require; and (xv) such other information, notice letters and documents as Bank shall reasonably request, all in form and scope satisfactory to Bank.

(b) On the last day of each calendar quarter during the term hereof, Borrower shall deliver to Bank the financial statements described in Section 2.5(a)(i) above, accompanied by a certificate of the personal representative of Borrower certifying that Borrower is in compliance with all provisions of this Note and the Pledge Agreement.

(c) Thirty days after any tax return of Borrower is filed during the term hereof and at such other times as information may be available, Borrower shall deliver to Bank the tax returns and information specified in Sections 2.5(a)(ii) above.

(d) Prior to the initial or any additional advances of the Loan, Borrower shall deliver to Bank a Notice of Borrowing, and (ii) Borrower shall be in compliance with the collateral maintenance requirements set forth in Schedule C of the Pledge Agreement both before and after giving effect to the requested advance of the Loan.

    Section 2.6 Purpose of Loan. The initial advance shall be used to fund payments required under order voiding portion of sale of TCI Stock executed February 6, 1998 issued as contemplated by the terms of that certain Settlement Agreement dated January 5, 1998 (the "Settlement Agreement"), relating to the Settlement of the Estate of Bob Magness in the proceeding known as "In re:
Estate Of Bob Magness, Case No. 96 PR 944, pending in the District Court in Arapaho County, Colorado. Each subsequent advance shall be used to refinance Borrower's existing indebtedness and/or for general business purposes but in no event shall any advance of the Loan be used to purchase or carry a margin stock", as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect.

    Section 3. Rate Election. Any portion of the Loan may bear interest, at Borrower's option, based on the Prime Rate or the LIBOR Rate, provided that the portion of the Loan which bears interest based on a Libor Rate shall be at least $1,000,000. In no event shall there be more than ten (10) Libor Rate Loans outstanding at any one time. To make an interest rate election, Borrower shall give Bank, prior to 11:00 A.M. (Now York City time), at least 3 Business Days prior to the expiration of each Interest Period, written notice of a rate election (a "Notice of Rate Election"), which shall be irrevocable, shall specify which portion of the Loan for the next succeeding Interest Period shall be a Prime Rate Loan, or a LIBOR Rate Loan, as the case may be, and shall specify the length of the next succeeding Interest Period applicable thereto, subject to a minimum of $1,000,000 for any Libor Rate Loan. If Borrower fails to give a Notice of Rate Election when required, that portion of the Loan for which no Notice of Rate Election was given shall bear interest, from and after the expiry date of the then current Interest


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Period, based on the LIBOR Rate, for successive periods of three months (or, if unavailable for any reason, based on the Prime Rate), until such time as Borrower shall give Bank a timely Notice of Rate Election therefor, and such interest shall be payable on the last Business Day of each three month Interest Period (or last Business Day of each calendar month, if based on the Prime
Rate), and, subject to Section 4.6, on each date of repayment or prepayment of all or part of the LIBOR Rate Loan.

    Section 4.1 Interest and Fees.

(a) Borrower agrees to pay interest in respect of the unpaid principal balance of any Prime Rate Loan outstanding from time to time, from the date of borrowing or conversion until the earlier of maturity (whether due to acceleration upon an Event of Default or otherwise) or payment in full, at a rate per annum (calculated on the basis of a 360-day year) equal to .50% below the Prime Rate. Interest shall be payable on the last Business Day of each calendar month, and on each date of repayment or prepayment of all or part of a Prime Rate Loan.

(b) Borrower agrees to pay interest in respect of the unpaid principal balance of any LIBOR Rate Loan outstanding from time to time, from the date of borrowing or conversion until the earlier of maturity (whether due to acceleration upon an Event of Default or otherwise) or payment in full, at a rate per annum (calculated on the basis of a 360-day year) equal to (i) .50% above the LIBOR Rate when the aggregate outstanding principal of the Loan is less than $5,000,000, and (ii) .375% above the Libor Rate when the aggregate outstanding principal of the Loan is equal to or greater than $5,000,000. Interest shall be payable on the last Business Day of each Interest Period, provided, that if any Interest Period exceeds 3 months, interest shall be payable on the last Business Day of each succeeding 3-month period from the commencement of such Interest Period and on each date of repayment or prepayment of all or part of any LIBOR Rate Loan.

(c) Following maturity (whether due to acceleration upon an Event of Default or otherwise), interest shall accrue on the Loan in its entirety at the rate of 1.00% in excess of the Prime Rate, and shall be payable on demand.

(d) Borrower agrees to pay Bank a break-up fee of US $25,000 on demand in the event that the initial advance under this Note has not been made on or before March 2, 1998.

    Section 4.2 Interest Periods. Borrower shall elect an Interest Period to be applicable to each LIBOR Rate Loan, which Interest Period shall be, subject to availability, for a period of 1, 3, 6 or 12 months. Notwithstanding that this
Note is payable on the Maturity Date, Borrower understands and agrees that Bank continues to have the absolute and unconditional right to demand payment upon the occurrence of an Event of Default or pursuant to the provisions of Section
11. If Bank so demands payment, the Loan shall be immediately due and payable and Borrower shall also be obligated to compensate Bank for any funding losses as provided in Section 4.6 resulting therefrom. Any Interest Period which would otherwise expire on a day which is not a Business Day, shall expire on the, next succeeding Business Day, provided, that any Interest Period in respect of a LIBOR Rate Loan which would otherwise expire on a day which is not a Business Day, and after which no further Business Day occurs in such month, shall expire on the next preceding Business Day. Without limiting or being limited by the other provisions hereof, if a Libor Rate Loan becomes due (whether due to acceleration upon an Event of Default or otherwise) on a day which is not the last day of an Interest Period therefor, such Loan, together with interest thereon, shall nonetheless become due and payable by Borrower, together with all funding losses incurred by Bank as provided in Section 4.6 by virtue of such payment occurring on a day which is not the last day of the then current Interest Period.

    Section 4.3 Interest Rate Not Ascertainable, etc. In the event that Bank shall have determined (which determination shall, absent manifest error, be final, conclusive and binding on Borrower) that on any date for determining the Libor Rate, by


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reason of changes affecting the London interbank market, or Bank's position therein, adequate and fair means do not exist for ascertaining the Libor Rate, then in such event, Bank shall give telephonic notice to Borrower of such determination. Until Bank notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, Bank shall not be required to make or maintain a LIBOR Rate Loan.

    Section 4.4 Illegality. In the event that Bank shall have determined (which determination shall, absent manifest error, be final, conclusive and binding on Borrower) at any time that the making or continuance of any Libor Rate Loan has become unlawful by compliance by Bank in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, Bank shall give prompt telephonic notice to Borrower of such determination, whereupon: (i) Borrower's right to request a Libor Rate Loan shall be immediately suspended, and (ii) that portion of the Libor Rate Loan shall automatically and immediately convert to a Prime Rate Loan.

    Section 4.5 Increased Costs. If, by reason of the introduction of or any change in or in the interpretation of any law or regulation, or the compliance with any guideline or request from any central bank or other governmental or quasi-governmental authority exercising control over Bank (whether or not having the force of law), Bank or its Lending Office shall be subject to: (i) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System); (ii) special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank or its Lending Office; or (iii) any other condition affecting any portion of the Loan which shall be imposed on Bank or its Lending Office or the secondary eurodollar market; and, as a result of any of the foregoing, there shall be any increase in the cost to Bank of making, funding or maintaining any portion of the Loan (except to the extent already included in the LIBOR Rate), or there shall be a reduction in the amount received or receivable by Bank or its Lending Office, or in the rate of return to Bank or its Lending Office, then, Borrower shall from time to time, upon written notice from and demand by Bank pay to Bank within five Business Days after the date specified in such notice and demand, additional amounts sufficient to compensate Bank against such increased cost or diminished return. A certificate as to the amount required to compensate Bank, submitted to Borrower by Bank, shall, except for manifest error, be final, conclusive and binding for all purposes. The provisions of this Section 4.5 shall survive repayment of the Loan and cancellation of this Note.

    Section 4.6 Funding Losses. Borrower shall compensate Bank, upon its written request (which request shall, absent manifest error, be final, conclusive and binding upon Borrower), for all losses, expenses and liabilities (including, without limitation, any interest paid by Bank on funds borrowed by it to make or carry a Libor Rate Loan to the extent not recovered by Bank in connection with the re-employment of such funds and including low of anticipated profits), which Bank may sustain: (i) if for any reason resulting from or related to an action or omission of Borrower, a conversion to, or a borrowing of, a Libor Rate Loan does not occur on the date specified therefor in the relevant Notice of Rate Election or the relevant Notice of Borrowing as the case may be, or (ii) if any repayment (or conversion) of a Libor Rate Loan occurs on a date which is not the last day of the then-current Interest Period whether, in the case of repayment, such repayment is voluntary or occurs for any other reason including acceleration upon the occurrence of an Event of Default or by reason of the exercise of Bank's rights under Section 11. The provisions of this Section 4.6 shall survive repayment of the Loan and the cancellation of this Note.

    5ection 5. Prepayment of the Note. Borrower may prepay the outstanding principal of this Note, in whole or in part, without penalty or premium, provided that if there is a prepayment of a Libor Rate Loan an a day other than the last day of the then


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current Interest Period applicable thereto, Borrower shall compensate Bank therefor in accordance with Section 4.6. Borrower shall give Bank at least two Business Days' irrevocable written or telephonic notice of any such payment, specifying the date and amount of such payment which shall not be less than $50,000. The payment amount specified in such notice shall be due and Payable on the date specified, together with accrued interest to such date on the amount so paid, and all other amounts then due.

    Section 6. Reliance. Bank may rely on, and act without liability upon the basis of, any written notice believed by Bank in good faith to be given to, or received from Borrower (including telephonic Notice of Rate Election or Notice of Borrowing), whether or not Bank subsequently receives from Borrower confirmation thereof.

    Section 7. Collateral. The Loan and all other amounts due and owing under this Note from time to time shall be secured by the Collateral specified in the Pledge Agreement held in a custody account with Bank pursuant to the terms of the Pledge Agreement.

    Section 8. Representations and Warranties Borrower represents and warrants to Bank that:

(a) the individuals signing this Note and the Pledge Agreement on behalf of Borrower have been duly appointed as personal representatives of Borrower by the Court having jurisdiction over Borrower and have the power to engage in the transactions contemplated by, and to execute and deliver, this Note and the Pledge Agreement and other documents executed in connection herewith and therewith on behalf of Borrower;

(b) the execution, delivery and performance by Borrower of this Note, the Pledge Agreement, and any other agreement executed in connection herewith or therewith do not and will not violate or conflict with any law, rule, regulation, judgment or order binding on Borrower or its assets (including the Collateral), or any agreement or instrument (including the Settlement Documents, Magness Call Agreement and Stockholders' Agreement) to which Borrower is a party or by which Borrower or its assets are bound (including the Collateral);

(c) this Note, the Pledge Agreement, and any other agreement executed in connection herewith or therewith have been duly executed by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms;

(d) no authorization, consent, approval or license from, or filing or registration with, any court, governmental agency, fiscal authority or public office is necessary in connection with the execution, delivery or performance by Borrower of this Note, the Pledge Agreement, or any other agreement executed in connection herewith or therewith, except such as have been taken or obtained;

(e) to Borrower's knowledge, there are no pending or threatened actions, suits or proceedings against or affecting Borrower or the Collateral before any court, commission, bureau or other governmental agency or instrumentality, which, individually or in the aggregate, would have a material adverse effect an the business, properties or condition (financial or otherwise), or prospects of Borrower or in any way adversely affect the Collateral or Bank's lien thereon;

(f) true, correct and complete copies of all relevant documents related to the Collateral have been delivered to Bank and are referenced in Section 2.5 hereof, and Borrower knows of no other document, agreement, instrument or understanding of any sort affecting the Collateral;

(g) all Collateral identified on Schedule B to the Pledge Agreement have been held (within the meaning of Rule 144 under the 33 Act) by Borrower (or such other person whose holding period thereof would be tacked to Borrower) for more than two years and are eligible for sale by Bank as pledgee under Rule 144(k) of the 33 Act so long as Bank is not an Affiliate of TCI;


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(h) Borrower acknowledges that upon foreclosure of the Collateral identified on
Schedule 8 to the Pledge Agreement certain preferential voting rights will be lost and certain adverse estate tax consequences may result, and Borrower hereby releases and holds Bank harmless from any loss, cost, expense, claim or damage suffered by Borrower as a result thereof.

    Section 9. Covenants. Borrower covenants and agrees with Bank that so long as the Loan is outstanding or this Note is effective, Borrower shall:

(a) maintain a minimum net worth of US $500,000,000; * (see PAGE 8)

(b) maintain cash and marketable securities or other assets acceptable to Bank (excluding the Collateral and other securities issued by TO or its Affiliates, but including Westmark Series C Preferred Shares currently owned by Borrower) at all times having a Market Value equal to or greater than 5% of the Maximum Amount;

(c) maintain marketable securities (excluding the Collateral but including other securities issued by TO or its Affiliate) having a Market Value of not less than US$100,000,000;

(d) not incur, create, or suffer to exist indebtedness (other than that created by this Note) in an aggregate amount at any time in excess of US $75,000,000 (as used herein, the term "indebtedness" means any obligation (i) for borrowed money, whether direct, indirect or contingent, whether evidenced by notes, bonds or other similar instruments; (ii) in respect of letters of credit or banker's acceptance; (ii) as a lessee under leases which, in accordance with generally accepted accounting principles, would be treated as capitalized leases; (iv) to pay the deferred price of property or services; and (v) any other item which, in accordance with GAAP, would be properly included as a liability); ** (see Page
8)

(e) not distribute to the beneficiaries under the Last Will and Testament of Bob Magness, dated March 29, 1996, or any successor beneficiaries, assets or property of any type having a cumulative aggregate value in excess of US $100,000,000;

(f) not amend, supplement, restate or otherwise modify or agree to the termination of any provision of the Magness Call Agreement, the Stockholders' Agreement or the Settlement Documents or enter into any agreement or understanding with respect to such documents or the Collateral without the prior written consent of Bank;

(g) within 10 days of the date hereof, notify the other parties to the Magness Call Agreement and the Stockholders' Agreement to copy Bank on all notices issued to Borrower thereunder;

(h) forward to Bank, immediately upon receipt copies of all written notices received in connection with the Magness Call Agreement and the Stockholders' Agreement; and


                                       8

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----------
* For the purpose of establishing net worth under this subsection, the value of any security held by Borrower shall be calculated without discount on the basis of the latest sale price per share (where available) reported on the securities exchange or other market where such security is primarily traded and without consideration of any potential tax liability that might accrue on the disposition of such security.

** but such term shall not include up to $100,000,000 of indebtedness that may be owed by Borrower from time to time to Kim Magness, Gary Magness, the Estate of Betsy Ruth Magness, or any trust created by Bob Magness during his life or in relation to his death, and any amount of such indebtedness in excess of $100,000,000 to the extent that payment of the same is expressly made subordinate to the payment of the indebtedness described in the Note.


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


(i) notify the Bank, in writing, immediately upon becoming aware of any litigation involving Borrower or the Collateral including any obligation under the Stockholders' Agreement, the Magness Call Agreement, the voiding order, Settlement Documents or any of the transactions related to any of the foregoing.

    Section 10. Events of Default. Upon the occurrence of any of the following (each an "Event of Default") with respect to Borrower or any endorser, guarantor or other Person liable for any of the Loans: (i) failure to pay any principal, interest or other amount owed hereunder or under the Pledge Agreement when due and such failure shall continue for five calendar days, (ii) death (in the case of an individual or dissolution, liquidation or suspension of its business,
(iii) default in the payment of any indebtedness in excess of $1,000,000, (iv) any representation made to Bank have been false or misleading in any material respect when made, (v) default in the performance or observance of any covenant, agreement or obligation under this Note, the Pledge Agreement or any other contract, instrument or agreement relating hereto or thereto including, without limitation, the failure to comply with the collateral maintenance requirements set forth on Schedule C to the Pledge Agreement in accordance with the terms thereof, (vi) any modification or termination of any of the Magness Call Agreement, Stockholders' Agreement or Settlement Documents which has an adverse effect on the Collateral or Bank's lien thereon including any reassertion by John Malone of his rights under the June 17, 1988 letter agreement, (vii) insolvency (howsoever determined), (viii) the commencement of any proceedings by or against any of them under any bankruptcy, reorganization, arrangement of debt, insolvency, receivership, liquidation, dissolution or similar laws relating to the relief of debtors, or the making of an assignment for the benefit of creditors; then and in any such event or (ix) without limiting or being limited by any of the foregoing, if, as a result litigation or otherwise, the Collateral or Bank's lien thereon shall be adversely affected: (a) Bank may declare the Loans and all other amounts due in respect of interest, fees and other expenses due and owing under this Note and the Pledge Agreement to be immediately due and payable, whereupon same shall become immediately due and payable, without demand, provided, that if an event set forth in clause (viii) occurs, such amounts shall automatically become due and payable without declaration by Bank; (b) Bank's obligation to give or continue Loans hereunder shall automatically terminate, and (c) Bank shall have such additional rights and benefits specified in paragraphs 8 and 9 of the Pledge Agreement including those under applicable law.

    Section 11. Special Provisions.

(a) Conversion Limit. If TCI shall exercise its right to call all or any portion of the Collateral pursuant to the Magness Call Agreement or if Borrower exercises its "Tag Along" right under Section 4.1 of the Stockholders' Agreement or if any party entitled thereto exercises its "Drag Along" right under Section
4.2 of the Stockholders' Agreement then, notwithstand-ing anything to the contrary contained in this Note, the amount of the Loan outstanding hereunder shall not exceed the Conversion Limit and Borrower, within five Business Days, shall prepay such portion of the Loan as shall be necessary to reduce the amount of the Loan to the Conversion Limit (including any amounts owed under Section
4.6 hereof), and no further advances shall be made under this Note in excess of the Conversion Limit. For purposes of this Section 11, the term "Conversion Limit" means a dollar amount equal to the product of: (i) the aggregate Market Value of all Collateral pledged and acceptable to Bank under the Pledge Agreement that is exempt from the provisions of both the Magness Call Agreement and the Stockholders' Agreement (which may include additional Collateral pledged and acceptable to Bank within such five Business Days and which is otherwise qualified and pledged in accordance with the Pledge Agreement) and (ii) 50%.

(b) Minor Downgrade. In the event that the senior unsecured debt rating of any issuer of shares pledged to Bank as Collateral under the Pledge Agreement falls below BBB-, or Bal, as determined by Standard & Poors and Moody's rating services, respectively, (such date being the "Downgrade Date"), then notwithstanding anything to the contrary contained herein or in the Pledge Agreement: (i) the outstanding principal amount of the Loan shall not exceed 50% of the Market Value of the Collateral from the Downgrade Date until this Note matures; (ii) the interest rate applicable to any Libor Rate Loan outstanding during such period shall be .50% above the applicable Libor Rate notwithstanding the fact that the amount of the Libor Rate Loan equals or exceeds $5,000,000; (iii) no additional advances of the Loan shall be made from and after the Downgrade Date; and (iv) the Loan and all other amounts in respect of interest, fees and costs due and owing hereunder and under the Pledge Agreement shall be due and payable in full on the earlier of the ninetieth day following demand by Bank or the Maturity Date (subject to acceleration upon the occurrence of an Event of Default) and the right of the Borrower to borrow hereunder shall be in Bank's sole discretion.

(c) Major Downgrade. In the event that the senior unsecured debt rating of any issuer of shares pledged to Bank as Collateral under the Pledge Agreement falls below B + and BI, as determined by Standard & Poors and Moody's rating services, respectively, then notwithstand-ing anything contained herein or in the Pledge Agreement, the Loan and all other amounts in respect of interest, fees and costs due and owing hereunder and under the Pledge Agreement shall be immediately due and payable without notice or demand of any kind and the right of the Borrower to borrow hereunder shall terminate.

(d) For purposes of clauses (b) and (c) of this Section 12, while the debt of any issuer of Collateral which is an Affiliate of TCI is not rated, the debt rating of TCI shall govern but at such time as any such Affiliate's debt shall become rated, that rating shall govern.

    Section 12. Miscellaneous.

(a) This Note shall be binding on Borrower and its successors, heirs, executors and assigns and shall inure to the benefit of Bank and its successors and assigns. Borrower may not assign or delegate any of its obligations or agreements hereunder. No amendment, modification or waiver of any Provision of this Note shall be effective unless it is in writing and signed by Bank and Borrower.

(b) Unless otherwise indicated, all notices and other communications In connection with this Note shall be in writing and shall be effective, If mailed, five days after deposit in the mails, postage prepaid, if sent by telefax, when sent with a confirmation received, or if by courier or messenger, when delivered against a receipt, in each case, to Borrowees address set forth below, or to Bank at its Lending Office. Either party may change its address for notices by written notice to the other.

(c) EACH OF BORROWER AND BANK, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVO-CABLY WAIVES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. In any action or proceeding arising out of or relating to this Note, Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts in New York City, and agrees that effective service of process may be made on Borrower by mailing same to Borrowees address set forth below. Bank may serve process in any other manner permitted by applicable law. Borrower hereby irrevocably waives any objection to the laying of venue in the aforesaid courts, and any claim of an inconvenient forum. To the extent that Borrower or its property may have or hereafter acquire immunity, on the grounds of sovereignty or otherwise, from any judicial process in connection with this Note, Borrower hereby irrevocably waives, to the fullest extent permitted by applicable low, any such immunity and agrees not to claim same. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive, and may be enforced in any other jurisdiction or in any other permitted manner.

(d) BORROWER WAIVES ANY AND ALL REQUIREMENTS OF DEMAND, PRESENTMENT, PROTEST, NOTICE OF DISHONOR OR FURTHER NOTICE OF ANY KIND IN CONNECTION WITH THIS NOTE.

(e) Borrower will indemnify and hold Bank harmless for, and pay on demand in U.S.

dollars, all losses, claims, taxes, costs, fees and expenses of any nature related to this Note and the transactions contemplated hereby, including attorneys' fees, incurred by Bank in connection with the preparation, execution, delivery, amendment, modification or supplement of this Note and the enforcement of this Note, and any related documents, including the Pledge Agreement. This provision shall survive repayment of the Loan and cancellation of this Note.

(f) All payments hereunder shall be made without setoff or counterclaim, and free and clear of, and without deduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, dudes, charges, fees, deductions or withholdings, and all interest, penalties and other liabilities with respect thereto (collectively, "Taxes"), now or hereafter imposed, levied, collected, withhold or assessed by any jurisdiction, or any department, agency, state, political subdivision or taxing authority thereof or therein. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount thereof, and such additional amounts as may be necessary so that each not payment received by Bank will not be less than the amount provided for herein. Borrower will furnish to Bank within 30 days after each payment of Taxes is due, originals or certified copies of tax receipts evidencing such payment by Borrower. This provision shall survive repayment of the Loan and cancellation of this Note.

(g) If, for the purpose of obtaining a judgment in any court with respect to any obligation of Borrower under this Note, it becomes necessary to convert into any other currency any amount in United States dollars due under this Note, then that conversion shall be made at the average of the buying spot rates of exchange in effect at the Lending Office for freely transferable United States dollars at the close of business on the day before the day on which judgment is rendered. If there is a change in such rate of exchange prevailing between the day before the day on which judgment is rendered and the date of payment of the judgment, then Borrower shall pay such additional amount as may be necessary to ensure that the amount paid on the date of payment is the amount in such currency which, when converted at such rate of exchange in effect on the date of payment, is the amount in United States dollars then due under this Note. Any additional amount owing by Borrower hereunder shall be due as a separate debt and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect to this Note. This provision shall survive repayment of the Loan and cancellation of this Note.

(h) If one or more security and pledge agreements and/or guaranties shall have been executed and delivered to Bank as security for Borrower's obligations hereunder including, but not limited to, the Pledge Agreement, this Note shall be entitled to the benefits of same.

(i) Section headings are for convenience of reference and shall not be construed as part of this Note.

(j) This Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to conflict of laws principles.

(k) In the event the principal balance of the Loan, interest thereon and any other amount owed hereunder is not paid when due (whether upon demand or otherwise), Bank shall have all the rights and remedies provided under law or equity including those of a secured party under the Uniform Commercial Code as in effect from time to time in New York.

ESTATE OF BOB J. MAGNESS

By /s/ Kim Magness
   ---------------------------------
   Kim Magness
   Successor Personal Representative

By /s/ Gary Magness
   ---------------------------------
   Gary Magness
   Successor Personal Representative

Address:

Estate of Bob J. Magness
c/o Hanegan & Pillow, L.L.P.
370 Seventeenth Street, Suite 3650
Denver, CO  80202
Telefax:  (212) 454-4740
Attn:  James D. Hanegan

cc:  Kim Robert Magness
     Telefax:  (303) 220-5191

STATE OF COLORADO   )
                    ) ss.:
COUNTY OF           )

    On the ____ day of February, 1998, before me personally came KIM MAGNESS, to me known to be the individual who executed the foregoing instrument and, who, being duly sworn by me did depose and say that he is a successor personal representative of the Estate of Bob J. Magness and that he executed the foregoing instrument in the name the Estate of Bob J. Magness and that he had authority to sign the same, and acknowledged that he executed the same as the act and deed of said estate.

                                  ------------------------------------------
                                  Notary Public
                                  Name:

(SEAL)

STATE OF COLORADO   )
                    ) ss.:
COUNTY OF           )

    On the ____ day of February, 1998, before me personally came GARY MAGNESS, to me known to be the individual who executed the foregoing instrument and, who, being duly sworn by me did depose and say that he is a successor personal representative of the Estate of Bob J. Magness and that he executed the foregoing instrument in the name the Estate of Bob J. Magness and that he had authority to sign the same, and acknowledged that he executed the same as the act and deed of said estate.

                                  ------------------------------------------
                                  Notary Public
                                  Name:

(SEAL)



                 ADVANCES AND PAYMENTS OF PRINCIPAL AND INTEREST

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                  Amount of                  Payments                                    Notation
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    Date          Advance          Principal          Interest          Balance          made by
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
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

                                                                   EXHIBIT A

                               NOTICE OF BORROWING

    Reference is made to that certain Secured Promissory Note, dated February __, 1998 (the "Note") made by the Estate of Bob Magness to Bankers Trust Company ("Bank"). Any capitalized term used herein without definition shall have the meaning set forth in the Note.

    This is the notice of borrowing being delivered in accordance with Section
2.2 of the Note. The undersigned hereby requests that Bank make a Loan under the
Note in the amount of $_______ [minimum of $100,000 with increased increments of $100,000] by depositing such amount in i) the account of the undersigned at Bank on ________, 19__ [not earlier than 3 Business Days after receipt by Bank of this Certificate] or, (ii) the account specified in the attached Payment instructions Annex, if any, by ________, 19__ [not earlier than 3 Business Days after receipt by Bank of this Certificate.]

    The undersigned requests that the interest on the advance be based on the Libor Rate [subject to minimum of $1,000,000] with an interest period of [1, 3, 6 or 12] or based on the Prime Rate [select interest option].

    The funds requested hereunder are being used solely for the purposes set forth in Section 2.6 of the Note.

    The total amount of Loans to date, after disbursement of the Loan requested hereby, equals $_________________.

    No Default or Event of Default currently exists under the Note and all representations and warranties made thereunder are true and correct in all material respects as of the date hereof.

                            ESTATE OF BOB J. MAGNESS

                            By
                              ----------------------------------
                              Kim Magness
                              Successor Personal Representative

                            or

                            BY


                            By
                              ----------------------------------
                              Gary Magness
                              Successor Personal Representative

                              PAYMENT INSTRUCTIONS
                                      ANNEX


  Bank:
       ----------------------------------------------
  ABA Routing No.:
                  -----------------------------------
  Account Title:
                -------------------------------------
  Account No.:
              ---------------------------------------
  Reference:
            -----------------------------------------
  Comments; Instructions:
                         ----------------------------